UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PLEXUS CORPORATION

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January 24, 2005

Board of Directors
Plexus Corp.
55 Jewelers Park Drive
Neenah, WI 54957

     Re: Plexus Corp. 2005 Equity Incentive Plan

Gentlemen:

     As you know, the Plexus Corp. Board has adopted (subject to shareholder approval), and has recommended that Plexus shareholders approve, the Plexus Corp. 2005 Equity Incentive Plan (the “Plan”) at Plexus’ 2005 annual meeting of shareholders. We have received informal feedback regarding the Plan which indicated that there was a concern that one provision, Section 11, may indirectly authorize the “repricing” of stock options or SARs. Section 11 governs, in general, certain vesting consequences in the event of a substitution of an option or SAR.

     Plexus does not believe that the Plan in general, or Section 11 in particular, authorizes or permits the “repricing” of stock options or SARs, nor would a substitution of Awards which would have that effect be authorized or permitted. Section 11 only governs consequences of other action and does not provide authority to reprice or substitute with the effect of repricing. The Plexus proxy statement specifically states, and confirms, that repricing is not permitted.

     However, to eliminate any misunderstanding or misinterpretation, management recommends to the Plexus Board that, assuming the Plan is adopted by shareholders, the Board amend the Plan to add the following proviso at the end of Section 11:

Notwithstanding the foregoing, nothing in this Section 11 shall provide authority to substitute Awards in a manner which will have the effect of repricing Awards to a lower exercise price.

     We will schedule consideration of this amendment at the meeting of the Board which immediately follows the 2005 annual meeting of shareholders, which is the next meeting of the Board.

Very truly yours,

/s/ Joseph D. Kaufman

Joseph D. Kaufman, Senior Vice President,
Chief Legal Officer and Secretary